UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2012

THESTREET, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2012, Ronni Ballowe notified the Board of Directors of TheStreet, Inc. (the “Company”) that she was resigning from the Company’s Board of Directors, with such resignation to be effective on May 31, 2012, the date of the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”).  Ms. Ballowe confirmed that her resignation was not due to any matter that would require disclosure by the Company pursuant to Item 5.02(a) of Form 8-K.

On May 31, 2012, the Board of Directors of the Company (i) appointed Sarah Fay to serve as a Class III director of the Company, for a term expiring at the annual meeting of the Company’s stockholders in 2014, upon the effectiveness of Ms. Ballowe’s resignation; (ii) appointed Elisabeth DeMarse to serve as Chair of the Board; (iii) appointed Mark Walsh to serve on the Audit Committee of the Board, upon his election to the Board; (iv) appointed Vivek Shah to serve as Chair of the Nominating and Corporate Governance Committee of the Board, upon the effectiveness of Ms. Ballowe’s resignation; and (v) appointed Ms. Fay to serve on the Nominating and Corporate Governance Committee of the Board, upon the effectiveness of Ms. Ballowe’s resignation.

Ms. Fay, 49, served as Chief Executive Officer of Aegis Media North America, a marketing services company from 2008-2009, as Chief Executive Officer of Carat and Isobar, divisions of Aegis, from 2007-2008, as President of Isobar from 2004-2007 and as President of Carat Interactive from 2000-2007.  Since leaving Aegis in 2009, Ms. Fay has served on the boards of a number of digital advertising, marketing and technology companies, including NeoMedia Technologies, Inc., a mobile barcode technology company.

Pursuant to the Company’s Policy on the Compensation of Directors, each of Ms. Fay and Mr. Walsh will receive the following compensation for 2012:  (i) for service on the Company’s Board, a $30,000 annual retainer, payable quarterly in arrears and prorated for 2012; (ii) for service on the Company’s Board, a grant on May 31, 2012 of 21,623 restricted stock units (reflecting the prorated portion of an annual amount of $60,000, divided by the closing price of the Company’s common stock as reported by Nasdaq on May 31, 2012); and (iii) for service on the Company’s Nominating and Corporate Governance Committee, in the case of Ms. Fay, and Audit Committee, in the case of Mr. Walsh, a grant on May 31, 2012 of an option to purchase 2,937 shares of the Company’s common stock (reflecting the prorated portion of an annual amount of 5,000 stock options), having an exercise price per share of $1.63, the closing price of the Company’s common stock as reported by Nasdaq on May 31, 2012 and a term of five years.  The restricted stock units and stock options each will vest on January 2, 2013, subject to continued service or if earlier upon a Change of Control, as defined in the Company’s 2007 Performance Incentive Plan.

Item 5.07  Submission of Matters to a Vote of Security Holders.

The 2012 Annual Meeting was held on May 31, 2012.  Stockholders of record at the close of business on April 9, 2012 (the “Record Date”) were entitled to vote at the 2012 Annual Meeting.  As of the Record Date, there were issued and outstanding 32,472,402 shares of the Company’s common stock and 5,500 shares of the Company’s Series B Preferred Stock (the “Preferred Stock”).  The holders of the Preferred Stock were entitled to vote together as a single class with the holders of the Company’s common stock, having a vote equivalent to that of 3,865,942 shares of common stock, which is the number of votes that the holders of the Preferred Stock would be entitled to cast had such holders converted their Preferred Stock into shares of common stock on the Record Date.

The Company’s stockholders voted on three proposals at the 2012 Annual Meeting, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2012 (the “Proxy Statement”).  The final results for the votes are set forth below.

Proposal 1:

The following individuals were elected as Class I directors to serve for a three-year term expiring at the annual meeting of the Company’s stockholders in 2015, or until their respective successors are duly elected and qualified, by the votes set forth below:

	For	Withheld	Broker Non-Vote
James J. Cramer	16,302,009	3,715,326	11,739,725
Derek Irwin	13,616,800	6,400,535	11,739,725
Mark Walsh	13,508,799	6,508,536	11,739,725

Proposal 2:

The Company’s stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, by the votes set forth below:

For	Against	Abstain
30,154,344	1,533,472	69,244

Proposal 3:

The Company’s stockholders approved, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as described in the Proxy Statement, by the votes set forth below:

For	Against	Abstain	Broker Non-Vote
18,232,403	1,727,008	57,924	11,739,725

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: June 1, 2012
By: /s/ Gregory Barton
Gregory Barton
Executive Vice President, Business and Legal Affairs,
General Counsel and Secretary